                           OFFER TO PURCHASE FOR CASH

                     ALL OUTSTANDING SHARES OF COMMON STOCK
           (INCLUDING THE ASSOCIATED PREFERRED STOCK PURCHASE RIGHTS)

                                       OF

                           ALARMGUARD HOLDINGS, INC.

                                       AT

                              $9.25 NET PER SHARE

                                       BY

                             T16 ACQUISITION CORP.,

                     AN INDIRECT WHOLLY OWNED SUBSIDIARY OF

                            TYCO INTERNATIONAL LTD.

    THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK
     CITY TIME, ON FRIDAY, FEBRUARY 12, 1999 UNLESS THE OFFER IS EXTENDED.

To Our Clients:

    Enclosed for your consideration is an Offer to Purchase, dated January 15, 1999 (the "Offer to Purchase"), and the related Letter of Transmittal (which together constitute the "Offer") relating to the offer by T16 Acquisition Corp., a Delaware corporation ("Purchaser") and an indirect wholly owned subsidiary of Tyco International Ltd., a Bermuda company ("Tyco"), to purchase all of the outstanding shares of common stock, par value $.0001 per share, including the associated stock purchase rights (the "Common Shares"), of Alarmguard Holdings, Inc., a Delaware corporation (the "Company"), at a price of $9.25 per Common Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer. The Offer is being made in connection with the Agreement and Plan of Merger, dated as of January 8, 1999, among Tyco, Purchaser and the Company.

    WE ARE THE HOLDER OF RECORD (DIRECTLY OR INDIRECTLY) OF COMMON SHARES FOR YOUR ACCOUNT. A TENDER OF SUCH COMMON SHARES CAN BE MADE ONLY BY US OR OUR NOMINEES AS THE HOLDER OF RECORD AND PURSUANT TO YOUR INSTRUCTIONS. THE LETTER OF TRANSMITTAL IS FURNISHED TO YOU FOR YOUR INFORMATION ONLY AND CANNOT BE USED BY YOU TO TENDER COMMON SHARES HELD BY US FOR YOUR ACCOUNT.

    We request instructions as to whether you wish to have us tender on your behalf any or all of the Common Shares held by us for your account, pursuant to the terms and conditions set forth in the Offer.

    Your attention is directed to the following:

    1. The tender price is $9.25 per Common Share, net to you in cash.

    2. THE BOARD OF DIRECTORS OF THE COMPANY HAS DETERMINED THAT THE OFFER AND THE MERGER (AS DEFINED IN THE OFFER TO PURCHASE) ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY AND ITS STOCKHOLDERS, HAS APPROVED THE MERGER AGREEMENT, THE OFFER AND THE MERGER, AND RECOMMENDS THAT THE HOLDERS OF COMMON SHARES ACCEPT THE OFFER AND TENDER THEIR COMMON SHARES PURSUANT TO THE OFFER.
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    3. The Offer and withdrawal rights will expire at 12:00 Midnight, New York
City time, on Friday, February 12, 1999, unless the Offer is extended.

    4. The Offer is being made for all of the outstanding Common Shares. The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn prior to the expiration of the Offer at least that number of Common Shares which (1) would constitute 51% of the outstanding Common Shares and (2) together with shares of the Company's Series A preferred stock and Series B preferred stock, each par value $.0001 per share (the "Preferred Shares"), subject to the Preferred Stock Purchase Agreement, dated January 8, 1999 (the "Preferred Stock Purchase Agreement"), among Purchaser and the holders of the Preferred Shares, would constitute at least 51% of the total voting power of the Company on a fully diluted basis. Stockholders owning 964,195 Common Shares (constituting 17.3% of the outstanding Common Shares) and all 40,700 outstanding Preferred Shares (which, together with the aforesaid Common Shares, constitute 50.6% of the outstanding voting power of the Company on a fully diluted basis) have agreed to tender such Common Shares in the Offer and to sell such Preferred Shares to Purchaser pursuant to the Preferred Stock Purchase Agreement.

    5. Stockholders who tender Common Shares will not be obligated to pay brokerage fees, commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Common Shares by Purchaser pursuant to the Offer.

    If you wish to have us tender any or all of your Common Shares, please complete, sign and return the instruction form set forth below. An envelope to return your instructions to us is enclosed. If you authorize the tender of your Common Shares, all such Common Shares will be tendered unless otherwise specified on the instruction form set forth below. PLEASE FORWARD YOUR INSTRUCTIONS TO US AS SOON AS POSSIBLE TO ALLOW US AMPLE TIME TO TENDER YOUR COMMON SHARES ON YOUR BEHALF PRIOR TO THE EXPIRATION OF THE OFFER.

    The Offer is made solely by the Offer to Purchase and the related Letter of Transmittal and any supplements and amendments thereto. Purchaser is not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Common Shares pursuant thereto, Purchaser will make a good faith effort to comply with any such state statute or seek to have such statute declared inapplicable to the Offer. If, after such good faith effort, Purchaser cannot comply with any such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Common Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

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
               INSTRUCTIONS WITH RESPECT TO THE OFFER TO PURCHASE
                FOR CASH ALL OUTSTANDING SHARES OF COMMON STOCK
           (INCLUDING THE ASSOCIATED PREFERRED STOCK PURCHASE RIGHTS)
                                       OF
                           ALARMGUARD HOLDINGS, INC.

    The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated January 15, 1999, and the related Letter of Transmittal (which together constitute the "Offer") relating to the offer by T16 Acquisition Corp. ("Purchaser"), a Delaware corporation and an indirect wholly-owned subsidiary of Tyco International Ltd., a Bermuda company, to purchase all of the outstanding shares of common stock, par value $.0001 per share, including the associated preferred stock purchase rights (the "Common Shares"), of Alarmguard Holdings, Inc., a Delaware corporation, at a price of $9.25 per Common Share, net to the seller in cash.

    This will instruct you to tender to Purchaser the number of Common Shares indicated below (or if no number is indicated below, all Common Shares) held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

Number of Common Shares to be Tendered:*
Common Shares                                  SIGN HERE
                                                               Signature(s)
Account Number:
                                                 Please print name(s) and address(es) here
                                                     Area Code and Telephone Number(s)

Dated             , 1999
                                               Tax Identification or Social Security Number

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*   Unless otherwise indicated, it will be assumed that all of your Common
    Shares held by us for your account are to be tendered.

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